Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-174926) on Form N-1A of North Star Opportunity Fund, North Star Micro Cap Fund, North Star Dividend Fund, and North Star Bond Fund, each a separate series of the Northern Lights Fund Trust II, of our report dated January 29, 2019, relating to our audits of the financial statements and financial highlights, which appear in the November 30, 2018 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

March 29, 2019